Steve Russell, Chairman
Paul Will, CFO
Celadon Group, Inc.
One Celadon Drive
Indianapolis, IN 46235-4207
317-972-7000

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS

THIRD CONSECUTIVE QUARTER OF RECORD REVENUE AND RECORD NET INCOME

INDIANAPOLIS, IN - January 24, 2005 Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three and six months ended December 31, 2004, the second fiscal quarter of the Company’s fiscal year ending June 30, 2005.

For the quarter, operating revenue increased 10% to $106.9 million, compared with $97.1 million for the same quarter last year. Net income increased to $2.8 million from $1.5 million and diluted earnings per share increased 42% to $0.27 from $0.19 in the same quarter last year, despite a 24% increase in weighted average shares outstanding primarily as a result of our May 2004 stock offering.

For the six months, operating revenue increased 10%, to $211.3 million, compared with $192.8 million for the same period last year. Net income for the six months increased to $5.5 million from a loss of $4.0 million. Earnings per diluted share increased to $0.54 from diluted loss per share of $0.52. During the prior year, the Company recognized a $6.9 million, or $0.86 per diluted share, non-cash, after-tax impairment charge related to trailers. Excluding the impairment charge, net income increased 90% to $5.5 million from $2.9 million in the same period last year.

Chairman and CEO Steve Russell commented on the quarter: “Celadon produced record revenue, net income, and earnings per diluted share in the December 2004 quarter, as our operating philosophy continued to gain momentum in an industry environment where driver shortages have created an imbalance between limited supply and strong demand for our services. Most of our key operating metrics continued to improve. Average revenue per tractor per week, excluding fuel surcharge, our main measure of asset productivity, improved by 5.1%, to $2,826 from $2,689, as a result of higher rates per mile. Our average revenue per loaded mile, excluding fuel surcharge, increased by 8.2%, to $1.413 from $1.306, while average revenue per total mile, excluding fuel surcharge, improved 8.4%, to $1.313 from $1.211. The higher rates more than offset a decline of about 3 percent in miles per tractor per week, related to more of our drivers taking holiday time during the last two weeks of December, as our driver programs allow. As a result of these factors, and continued emphasis on cost control, pre-tax income as a percent of revenue improved by 150 basis points, from 3.1% to 4.6%.

We attribute much of our success to our driver-focused culture. We recruit safe and experienced drivers, provide the opportunity to drive new equipment, and offer competitive compensation and lifestyle programs. We believe the benefits of our culture show in driver turnover of less than 80% for 2004 compared with an industry average of 121% as reported by the American Trucking Associations. In addition, last week Celadon was awarded first place in the 2004 National Fleet Safety Award for carriers with over 100 million miles. This marked the third time in four years that Celadon received a safety award from the Truckload Carriers’ Association. Low turnover and a strong safety program are important corporate and social goals. We also believe they help improve our bottom line by reducing costs, contributing to keeping our trucks seated with drivers, lowering insurance and claims costs, and improving customer service. We intend to continue to strive for an environment where valuing and fairly compensating our drivers contributes to strong morale.

Our recently announced acquisition of the van business and certain assets of CX Roberson appears to be advancing according to our plans, and we are cautiously optimistic that the implementation will mirror the successes of our acquisitions of Burlington Motor Carriers in 2002 and Highway Express in 2003. Over 220 former CX Roberson drivers have accepted employment, and we are continuing to hire more each day. We also have received positive reactions from former CX Roberson customers. We expect the CX Roberson acquisition to generate approximately $30 million in incremental annual revenue and to be accretive to earnings beginning in the June 2005 quarter. Our expectation assumes retaining approximately 200 of the CX Roberson tractors and at least that number of drivers, continued strong freight demand from the former CX Roberson customers and in general, disposing of the unwanted CX Roberson equipment at expected prices, and smooth integration of the acquired business into our operations.

Looking forward, with freight demand expected to continue to grow at least as fast as industry-wide truck capacity and the additional drivers and freight from the CX Roberson acquisition, we feel good about our revenue growth prospects for the remainder of our fiscal year and into fiscal 2006 as well as the environment for additional rate increases. Although high fuel prices remain a concern, our fuel surcharge program has improved, and we do not expect a dramatic impact unless fuel prices rise rapidly from current levels. The integration of the CX Roberson acquisition and increased competition and compensation for quality drivers are the two main areas of risk we foresee that could affect our profitability. Overall, however, we believe that continued focus on operational discipline, the evolution of our customer base, and an enhanced capital structure have Celadon well-positioned to continue to achieve profitable growth.”

The Company also noted the following:

The decline of the U.S. dollar against the Canadian dollar had a negative impact of 4 cents in earnings per share compared to the December 2003 quarter. The Company operates close to 400 Canadian-based tractors, and only a portion of the customers of that fleet pay in Canadian dollars.

TruckersB2B operating income was approximately $450,000 in both the December 2004 quarter and the same quarter last year. During the quarter, we acquired the balance of the shares of Truckers B2B and now own 100%.

The Company continued to reduce balance sheet debt through a combination of cash flow and financing new tractors and trailers under operating leases. At December 31, the Company had $89.7 million of total stockholders’ equity and $11.7 million in total borrowings and capital lease obligations, net of cash on hand, for a debt-to-capitalization ratio of approximately 12%.

Conference Call Information
An investor conference call is scheduled for Tuesday, January 25, at 10:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (866) 800-8651 pin number 71720960 at least five minutes prior to the start time. Otherwise, you may listen to the call via website: www.celadontrucking.com (double click on the investor tab).

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B, Inc., which is a provider of cost benefits to more than 16,000 member fleets. Please visit the company’s websites at: www.celadontrucking.com and www.truckersb2b.com.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, may contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. With respect to anticipated effects of the CX Roberson acquisition, the risks and uncertainties include, but are not limited to, the risk that integration of the acquired operation will not proceed as planned; the risk that Celadon will lose key components of the acquired operation, including customers and drivers, none of whom is bound to remain with the acquired operation; the risk that Celadon will not be able to improve the profitability of the acquired operation and operate it near the level of Celadon's profitability; the risk of receiving less than expected for tractors and trailers expected to be disposed of and recording a loss on disposal of such equipment; the risk of unknown liabilities related to the acquired operation; the risk that acquired operation will not be as accretive to earnings per share as expected or at all; and the risk that integrating and managing the acquired operation will distract management from other operations. With respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

- tables follow -

CELADON GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value amounts)

	December 31,	June 30,
	2004	2004
A S S E T S	(unaudited)

Current assets:
Cash and cash equivalents	$416	$356
Trade receivables, net of allowance for doubtful accounts of
$1,934 and $1,946 at December 31, 2004 and June 30, 2004	47,245	52,248
Accounts receivable - other	3,505	4,476
Prepaid expenses and other current assets	5,391	5,427
Tires in service	4,280	4,368
Deferred income taxes	1,974	1,974
Total current assets	62,811	68,849
Property and equipment	97,393	102,084
Less accumulated depreciation and amortization	39,542	40,283
Net property and equipment	57,851	61,801
Tires in service	2,247	1,875
Goodwill	19,137	16,702
Other assets	2,221	2,083
Total assets	$144,267	$151,310

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$4,755	$6,018
Accrued salaries and benefits	5,025	9,229
Accrued insurance and claims	8,550	7,563
Accrued independent contractor expense	2,057	2,269
Accrued fuel expense	274	2,466
Other accrued expenses	11,235	12,945
Current maturities of long-term debt	5,434	2,270
Current maturities of capital lease obligations	1,985	3,040
Income tax payable	626	2,941
Total current liabilities	39,941	48,741
Long-term debt, net of current maturities	3,155	6,907
Capital lease obligations, net of current maturities	1,508	2,277
Deferred income taxes	9,951	10,530
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no
shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 12,000,000 shares issued
9,908,041 and 9,748,970 shares at December 31, 2004 and June 30, 2004	327	322
Additional paid-in capital	87,647	86,588
Retained earnings (deficit)	4,489	(1,036)
Unearned compensation of restricted stock	(586)	(689)
Accumulated other comprehensive loss	(2,190)	(2,355)
Total stockholders’ equity	89,687	82,830
Total liabilities and stockholders’ equity	$144,267	$151,310

Key Operating Statistics

	For the three months ended December 31, 2004	For the three months ended December 31, 2003
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile(*)	$1.413	$1.306
Average revenue per total mile(*)	$1.313	$1.211
Avg. revenue per tractor per week(*)	$2,826	$2,689
Average miles per tractor per week	2,152	2,221
Average tractors(**)	2,257	2,246
Tractors at end of period (***)	2,479	2,629
Trailers at end of period (***)	6,842	7,610

* Excluding fuel surcharges.
** Excludes tractors operated by our Mexican subsidiary, Jaguar.
*** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2004	2003	2004	2003

Operating revenue	$106,871	$97,137	$211,264	$192,788

Operating expenses:
Salaries, wages and employee benefits	32,395	30,834	65,569	60,665
Fuel	18,890	13,517	36,750	25,931
Operations and maintenance	8,899	8,038	17,807	16,221
Insurance and claims	3,326	3,686	6,330	7,608
Depreciation, amortization and impairment charge(1)	3,634	3,641	7,002	17,252
Revenue equipment rentals	8,634	6,964	16,512	13,775
Purchased transportation	19,504	19,655	38,044	39,349
Costs of products and services sold	1,113	1,469	2,316	3,124
Professional and consulting fees	524	542	1,025	1,070
Communications and utilities	1,022	1,054	2,054	2,089
Operating taxes and licenses	2,095	1,919	4,180	4,020
General and other operating	1,565	1,765	3,086	3,541
Total operating expenses	101,601	93,084	200,675	194,645

Operating income (loss)	5,270	4,053	10,589	(1,857)

Other (income) expense:
Interest income	(3)	(9)	(6)	(25)
Interest expense	338	1,026	688	2,161
Other (income) expense, net	31	3	7	40
Income (loss) before income taxes	4,904	3,033	9,900	(4,033)
Provision for income taxes	2,130	1,507	4,375	(19)
Net income (loss)	$2,774	$1,526	$5,525	$(4,014)

Earnings (loss) per common share:
Diluted earnings (loss) per share	$0.27	$0.19	$0.54	$(0.52)
Basic earnings (loss) per share	$0.28	$0.20	$0.57	$(0.52)
Average shares outstanding:
Diluted	10,154	8,175	10,157	7,716
Basic	9,801	7,727	9,781	7,716

1) Includes a $9.8 million pretax impairment charge on trailers in the three months ended September 30, 2003.